FOR IMMEDIATE RELEASE

MGP INGREDIENTS, INC. REPORTS FOURTH QUARTER AND 2013 RESULTS
Sees improving margins from lower commodity costs;
Execution centers on higher-value products and cost discipline

Highlights

•	Company reports highest quarterly gross margin for the year, aided by lower new crop corn prices and favorable basis management

•	Fourth quarter net loss of $0.4 million ($0.02 per share) after $3.4 million in proxy-related costs

•	Fourth quarter sales down vs year ago due to reduced sourcing of alcohol from joint venture

•	Company expects gross margin strength to continue, as reflected in contracted distillery sales and lower commodity costs

ATCHISON, Kansas, March 12, 2014 - MGP Ingredients, Inc. (Nasdaq/MGPI) (the “Company”) today reported results for the fourth quarter ended December 31, 2013. Net loss for the fourth quarter was $0.4 million, or ($0.02) per diluted share, compared to net income of $180,000, or $0.01 per diluted share, in the prior year. Net loss from continuing operations for 2013 was $5.8 million, or ($0.34) per diluted share. Income from discontinued operations was $0.8 million, or $0.05 per diluted share, resulting in a total net loss of $5 million, or ($0.29) per diluted share. This compares with net income of $1.6 million, or $0.09 per diluted share, in 2012. Annual results for 2013 were impacted by the record high corn basis during the third quarter, increased severance costs, and approximately $5.5 million in costs related to the proxy contest.
Net sales for the fourth quarter declined by approximately 10.5 percent from the year-ago period. Beverage alcohol sales were down slightly, while sales of industrial alcohol saw greater volume decreases compared to the same period a year ago. Ingredient sales in the fourth quarter declined approximately 5 percent from a year ago.
Fourth quarter loss from operations was $1.1 million compared to an operating profit of $970,000 in the fourth quarter of 2012. The Company’s gross profit during the fourth quarter was $7.9 million, or 10.2 percent of net sales, compared to $7.4 million, or 8.6 percent of net sales in the prior year. The improvement in gross margins, especially when compared to gross profit of $815,000 in the previous quarter, was due mainly to increased profitability from the Company’s white goods distillery products. Fourth quarter corporate expenses of $8.8 million include the previously mentioned $3.4 million in costs related to the proxy contest and increased severance costs.
For the twelve months of 2013, net sales declined by 3.3 percent to $323.2 million. The Company generated a gross profit margin of 6.6 percent compared to 7.5 percent in the prior year period. Loss from operations for the twelve months of 2013 was $5.2 million compared to a loss of $944,000 in the prior year.
Premium Spirits and Industrial Alcohol

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Distillery products sales for the fourth quarter were $63.3 million, a decrease of 11.4 percent compared to the prior year quarter. The Company experienced sales declines in both distillers feed and lower-grade industrial alcohol products. The distillery products segment reported fourth quarter pre-tax operating income of $6.1 million compared to pre-tax operating income of $4.9 million during the same quarter a year ago.

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For the twelve months of 2013, distillery segment sales were $264 million, a decrease of 4.6 percent compared to the prior year period. The decrease was mainly driven by an 82 percent reduction in industrial alcohol supplied from the Company’s joint venture partner. Pre-tax operating income for the year was $11.9 million compared to $14.8 million in the previous year. Overall distillery segment pricing decreased 5.0 percent from the previous year. The per-bushel cost of corn decreased 1.9 percent while the per-million cubic foot cost of natural gas averaged 3.0 percent higher year-over-year.

During January 2014, the Company experienced a small fire at its Indiana plant causing a temporary loss of production. The Indiana plant is back in operation and by the end of February the Company was at pre-fire production capacity. The Company is currently working with its insurance carrier to determine the coverage for equipment damage and business interruption losses.
Food Ingredients

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Ingredient segment sales for the fourth quarter were $13.9 million, a decrease of 4.6 percent from the prior year’s quarter. Some of the Company’s specialty products experienced lower volumes during the period. The ingredients segment reported fourth quarter pre-tax operating income of $559,000, or approximately 4 percent of sales, compared to income of $1.2 million, or approximately 9 percent of sales, for the same quarter a year ago.

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For the twelve months of 2013, ingredient segment sales were $58.9 million, a year-over-year increase of 4.4 percent. In addition to higher sales of specialty starches, tight market conditions created a temporary selling opportunity for sales of commodity protein. Pre-tax operating income for the year was $4.5 million compared to $5.2 million in the prior period. This was mainly due to higher raw material cost for flour that outpaced pricing increases. Flour costs averaged 14.7 percent higher per pound over the prior year.

Summary
Co-CEOs Don Tracy and Randy Schrick commented that while the 25 percent growth in distillery pre-tax margin in Q4 vs a year ago was satisfactory, the trend in Ingredients was not. "For the coming year we look for sales growth to be driven by products from our Indiana distillery, including new grain mixtures known as mash bills, and from increased sourcing of alcohol from our joint venture."
MGP is following a plan that involves reducing costs, selling higher value products, and increasing volume. Our cost structure needs to be more competitive, especially for products in the commodity categories. Areas of focus include sourcing, plant efficiency, and administrative overhead. One goal for 2014 is to reduce SG&A compared to 2013, after adjusting for proxy costs. The savings generated will be redeployed to support marketing and new product innovation.
About MGP Ingredients
MGP is a leading independent supplier of premium spirits, offering flavor innovations and custom distillery blends to the beverage alcohol industry. The Company also produces high quality food grade industrial alcohol and formulates grain-based starches and proteins into nutritional, as well as highly functional, innovations for the branded consumer packaged goods industry. The Company is headquartered in Atchison, Kansas, where it also has facilities for the production of distilled spirits and food ingredients. Distilled spirits are additionally produced at the Company’s facility in Lawrenceburg, Indiana. For more information, visit mgpingredients.com.

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Cautionary Note Regarding Forward-Looking Statements
This news release contains forward-looking statements as well as historical information. Forward-looking statements are usually identified by or are associated with such words as “intend,” “plan,” “believe,” “estimate,” “expect,” “anticipate,” “hopeful,” “should,” “may,” “will,” “could,” “encouraged,” “opportunities,” “potential” and/or the negatives of these terms or variations of them or similar terminology. They reflect management's current beliefs and estimates of future economic circumstances, industry conditions, Company performance and financial results and are not guarantees of future performance. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement. Investors should not place undue reliance upon forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements. Important factors that could cause actual results to differ materially from our expectations include, among others: (i) disruptions in operations at our Atchison facility or Indiana plant,  (ii) the availability and cost of grain and fluctuations in energy costs, (iii) the competitive environment and related market conditions, (iv) the ability to effectively pass raw material price increases on to customers, (v) the viability of the Illinois Corn Processing, LLC (“ICP”) joint venture and its ability to obtain financing, (vi) our ability to maintain compliance with all applicable loan agreement covenants, (vii) our ability to realize operating efficiencies, (viii) potential adverse effects to the management of our business operations and our profitability in the wake of the dismissed litigation related to the proxy contest and related matters, and the termination of our CEO, (ix) actions of governments, (x) and consumer tastes and preferences.  For further information on these and other risks and uncertainties that may affect our business, including risks specific to our Distillery and Ingredient segments, see Item 1A. Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2013, as updated by Item 1A.

For More Information
Investors & Analysts:
George Zagoudis, Investor Relations
913-360-5441 or george.zagoudis@mgpingredients.com

Media:
Shanae Randolph, Corporate Director of Communications
913-360-5442 or shanae.randolph@mgpingredients.com

MGP INGREDIENTS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(unaudited)	Quarter Ended		Year to Date Ended
(Dollars in thousands, except per share)	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Sales	$80,936	$86,350	$334,070	$338,232
Less: excise taxes	3,642	—	10,806	3,897
Net sales	77,294	86,350	323,264	334,335
Cost of sales (a)	69,380	78,930	302,025	309,312
Gross profit	7,914	7,420	21,239	25,023

Selling, general and administrative expenses	8,797	6,466	26,202	26,536
Other operating costs and losses on sale of assets	177	(16)	236	(569)
Income (loss) from operations	(1,060)	970	(5,199)	(944)

Gain on sale of joint venture interest	—	—	—	4,055
Interest expense	(289)	(159)	(1,118)	(868)
Equity in earnings (loss) of joint ventures	758	(465)	(204)	(301)
Income (loss) from continuing operations before income taxes	(591)	346	(6,521)	1,942

Provision for income taxes	(758)	166	(714)	318
Net income (loss) from continuing operations	167	180	(5,807)	1,624

Discontinued operations, net of tax	(528)	—	878	—
Net income (loss)	(361)	180	(4,929)	1,624

Other comprehensive income (loss), net of tax	630	(209)	229	802
Comprehensive income (loss)	$269	$(29)	$(4,700)	$2,426

Basic and diluted earnings (loss) per share
Income (loss) from continuing operations	$0.01	$0.01	$(0.34)	$0.09
Income from discontinued operations	(0.03)	—	0.05	—
Net income (loss)	$(0.02)	$0.01	$(0.29)	$0.09

Weighted average shares outstanding – basic	17,142,023	16,995,251	17,069,455	16,951,168
Weighted average shares outstanding – diluted	17,142,023	16,995,251	17,069,455	16,951,168

MGP INGREDIENTS, INC.
CONSOLIDATED BALANCE SHEET (UNAUDITED)

(Dollars in thousands)	December 31, 2013	December 31, 2012	(Dollars in thousands)	December 31, 2013	December 31, 2012
ASSETS			LIABILITIES AND STOCKHOLDERS’ EQUITY
Current assets:			Current liabilities:
Cash and cash equivalents	$2,857	$—	Current maturities of long-term debt	$1,557	$1,683
Restricted cash	—	12	Accounts payable	23,107	18,860
Receivables	27,821	35,325	Accounts payable to affiliate, net	1,204	4,008
Inventory	34,917	36,532	Accrued expenses	7,877	5,220
Prepaid expenses	825	697	Current portion of accrued retiree health benefits	405	—
Deposits	23	—	Total Current Liabilities	34,150	29,771
Deferred income taxes	4,977	5,283
Refundable income taxes	466	242	Other liabilities:
Total Current Assets	71,886	78,091	Long-term debt, less current maturities	3,611	5,168
			Revolving credit facility	18,000	25,893
Property and equipment	194,687	190,519	Deferred credit	3,925	4,133
Less accumulated depreciation and amortization	(124,443)	(115,128)	Accrued retirement, health and life insurance benefits	4,423	5,096
			Other noncurrent liabilities	640	1,000
Net Property, Plant			Deferred income taxes	4,977	5,283
and Equipment	70,244	75,391	Total Liabilities	69,726	76,344

Equity method investments	7,123	7,301	Stockholders’ equity	81,603	86,827
Other noncurrent assets	2,076	2,388
TOTAL ASSETS	$151,329	$163,171	TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$151,329	$163,171

Capital Structure
Net investment in:			Financed By:
Working capital	$37,736	$48,320	Long-term debt*	$21,611	$31,061
Property, plant and equipment	70,244	75,391	Deferred liabilities	13,965	15,512
Other noncurrent assets	9,199	9,689	Stockholders’ equity	81,603	86,827
Total	$117,179	$133,400	Total	$117,179	$133,400

*Excludes short-term portion.  Short-term portion is included within working capital.